Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Medizone International, Inc.
Stinson Beach, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Medizone International, Inc. of our report dated February 28, 2012, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audits of the financial statements for the years ended December 31, 2011 and 2010, which appear in the Annual Report on Form 10-K of Medizone International, Inc. for the year ended December 31, 2011.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 14, 2012